EXHIBIT 4.9

 AMENDMENT NUMBER ONE TO FACILITY
AGREEMENT

     THIS FIRST AMENDMENT to Facility
Agreement ("First Amendment") dated as of November 1, 1994, among PENTAIR, INC., BANK
OF AMERICA ILLINOIS (formerly known
as Continental Bank N.A.) AND MORGAN
GUARANTY TRUST COMPANY OF NEW YORK,
for themselves and as agents, and NBD BANK, N.A. and J. P. MORGAN DELAWARE.

     WHEREAS, the parties entered into a $125
Million Facility Agreement dated as of February
11, 1994 (the "Facility Agreement"); and

     WHEREAS, the parties desire to amend the Facility Agreement as set forth below;

     NOW, THEREFORE, The parties hereto agree as follows:

1.   Definitions.  The definition of "Sale of
Receivables" set forth in Article I, Section 1.01 is hereby amended in its entirety to read as follows:

     "Sale of Receivables" means a sale by the Borrower or a Consolidated Subsidiary, with or without recourse or discount, of an interest in trade receivables (including certain rights related thereto and the proceeds thereof) of the Borrower or
     Consolidated Subsidiary pursuant to a
receivables purchase program or a loan
     secured by such receivables, provided that the outstanding principal amount secured by such receivables or the outstanding
investment in such receivables, as the case
     may be, shall not exceed $75,000,000 in the aggregate at any one time.

2.   CD Loans.  The third paragraph of Article II,
Section 2.06 (b) is hereby amended in its entirety to read as follows:


     "CD Margin" means:

     Leverage Ratio:                    CD Margin:

     0.8:1 or less                      .375 of 1%

     equal to or less than 1.2:1
     but more than 0.8:1                .425 of 1%

     more than 1.2:1                    .575 of 1%




3.   Eurodollar Loans.  The fifth paragraph of
Article II, Section 2.06 (c) is hereby amended in its entirety to read as follows:

     The "Eurodollar Margin" means

                                   Eurodollar
     Leverage Ratio:                      Margin   :

     0.8:1 or less                      .250 of 1%

     equal to or less than 1.2:1
     but more than 0.8:1                .300 of 1%

     more than 1.2:1                    .450 of 1%

4. Facility Fees. Article II, Section 2.07(a) is hereby amended in its entirety to read as follows:

     During the Revolving Credit Period, the
Borrower shall pay to the Agent for the
     account of each Bank in ratable shares a facility fee at the rate of .150 of 1% per annum on the Total Commitment. Such facility fees shall accrue from and including the date of this Agreement to but excluding the last day of the Revolving Credit
     Period and shall be payable quarterly in arrears on the last day of each calendar quarter during the Revolving Credit Period.

5. Effectiveness. The amendments set forth herein shall be effective with respect to all loans made under the Facility Agreement on or after November 1, 1994.

6. No Other Amendment. Except as specifically amended in this First Amendment, but all of the terms and provisions of the Facility
Agreement shall remain in full force and effect.

7. Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, all of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto
have caused this First Amendment to be duly executed by their respective authorized officers as of the date first above written.

                              PENTAIR, INC.


By________________________________

Title:________________________
                              Waters Edge Plaza
                              1500 County Road B2 West
                              St. Paul, Minnesota 55113
                              Attention:  Chief Financial
Officer
                              Telephone:  (612) 636-7920
                              Telecopy:  (612) 639-5209

BANK OF AMERICA ILLINOIS,
 (formerly known as Continental Bank N.A.)
                                for itself and as Agent



By_________________________________

Title:_________________________
                              231 South LaSalle Street
                              Chicago, Illinois 60697
                              Attn:  Barry Watters
                              Telephone:  (312) 828-6307
                              Telecopy:  (312) 987-1276

Person to whom Loan correspondence
                                should be addressed:

                              Angelina Monarrez
                              231 South LaSalle Street
                              Chicago, Illinois 60697
                              Telephone:  (312) 828-3879
                              Telecopy:   (312) 974-9102


MORGAN GUARANTY TRUST COMPANY
                                OF NEW YORK, for itself and
as Agent



By_________________________________

Title:_________________________

                              60 Wall Street
                              New York, New York 10260
                              Attn:  William J. Stevenson
                              Telephone:  (212) 648-6839
                              Telecopy:  (212) 648-5336


 J. P. MORGAN DELAWARE



By_________________________________

Title:_________________________

                              902 Market Street
                              Wilmington, Delaware 19801
                              Attn:  David J. Morris
                              Telephone:  (302) 651-3788
                              Telecopy:  (302) 654-5336


 NBD BANK, N.A.



By_________________________________

Title:_________________________

                              611 Woodward Avenue
                              Detroit, Michigan 48226
                              Attn:  Patrick P. Skiles
                              Telephone:  (313) 225-1798
                              Telecopy:  (313) 225-1671